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                                                                  EXHIBIT 10.24

[LETTERHEAD OF BURLINGTON NORTHERN RAILROAD APPEARS HERE]


April 22, 1994




PERSONAL AND CONFIDENTIAL
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Mr. Ronald A. Rittenmeyer
4569 Turnberry Court
Plano, Texas 75024

Dear Ron:

This letter will confirm the results of our discussions and represents the formal offer to you and agreement with you (the "Agreement") for the position of Executive Vice President Merchandise Business Group with Burlington Northern Railroad Company (the "Company").

1.  Employment and Term.  The Company agrees to your employment, and you agree
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    to act as its Executive Vice President Merchandise Business Group during the period commencing May 29, 1994 (the "Employment Date") and ending May 29, 1996 (the second anniversary of the Employment Date), unless sooner terminated by death, disability or agreement of the parties. In the event that your employment hereunder is terminated because of your death or disability, or by your voluntary resignation, or is terminated by the Company for your breach of this Agreement, the salary provided for in this Agreement will be paid to and including the end of the month in which such termination of employment occurs. If the Agreement is terminated by the Company for any other reason, the Company will pay you on the date of termination a sum of money equal to your then current monthly salary times the number of months remaining until May 29, 1996, (the second anniversary of the Employment Date).

2.  Compensation. Commencing with the date of your employment by the Company,
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    your minimum salary shall be $250,000 per annum. Your minimum salary shall remain at $250,000 per annum from and after your Employment Date for the remainder of the term of the Agreement except to the extent that your minimum salary is increased from time to time by the Board of Directors of the Company in connection with its annual review of executive compensation. In February 1995, the Company will pay you a one-time lump sum bonus payment of a minimum of $160,000 (gross earnings prior to tax). Effective January 1, 1995, you will become a regular participant in the Company's Senior Executive Performance Incentive Plan and will be eligible for a bonus payable in January 1996, and in later years if bonuses are granted, in accordance with the Plan.

Mr. Ron Rittenmeyer
April 22, 1994
Page -2-

3.  Restricted Stock. The Company will grant to you an initial award of 7,800
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    shares of Restricted Stock under the Company's Restricted Stock Incentive
    Plan, as determined under the Plan, effective on your Employment Date.

4.  Stock Options. The Company will grant you an initial award of 11,700 stock
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    options under the Company's Stock Option Incentive Plan, as determined under the Plan, effective on your Employment Date.

5.  Pension Benefits. You shall be designated as a participant under the
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    Company's Pension Plan as of the Employment Date and shall accrue credited service for pension benefits while employed by the Company.

    Your retirement benefits will be determined by adding your years of service with the Company to your years of service with Frito-Lay if: (1) you do not voluntarily resign and you continue to be employed with the Company through the fifth anniversary of your Employment Date; or (2) you die or become permanently disabled after your Employment Date but prior to the fifth anniversary of your Employment Date; or (3) you are not employed with the Company through the fifth anniversary of your Employment Date because you were terminated without cause.

    Should you terminate your employment voluntarily after completing the fifth anniversary of your Employment Date but prior to your 55th birthday, your pension benefit will be calculated and paid in the form of a vested, terminated benefit. Should you remain employed until your 55th birthday, you will be eligible to make elections to commence retirement under the Pension Plan in accordance with the terms of the plan in effect at that time.

    Assuming you meet the eligibility requirements for the retirement benefits in the preceding paragraph, the payment of such retirement benefits to your surviving spouse or you will be made from the regular Pension Plan and a Supplemental Pension Plan as appropriate. Payments will be subject to offset by any benefits you may receive or will receive under any pension or similar retirement plan from Frito-Lay.

6.  Relocation Expense. The Company will reimburse you for all reasonable and
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    necessary expenses you incur in selling your residence and moving from
    Plano, Texas to the Fort Worth, Texas, metropolitan area. The details of the coverage are contained in the Company's relocation guide. It is further provided that you have until ____________________ to exercise this benefit. Payment of your lump sum relocation allowance (10% of annual salary grossed up for income taxes) will be based upon your initial salary of $250,000.

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Mr. Ron Rittenmeyer
April 22, 1994
Page -3-


7.  Automobile Allowance. The Company will provide you with an automobile
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allowance consistent with its policy for current grade E executives. This amount is presently $1,200 per month. You are eligible to have the automobile of your choice as long as it is suitable for business use.

8.  Medical Coverage. Should you lose medical coverage under your present
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employer's plan prior to your coverage under the Company's plan becoming effective, the Company will reimburse you for any expenses you incur for obtaining continuation of your present employer's plan under the COBRA provisions.

9. Other Benefits. You will be eligible for all benefits and perquisites of
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office, including a change in control agreement, available to senior officers of the Company in accordance with the summary of total compensation -- Grade E Schedule accompanying this letter.

This offer of employment is contingent upon your passing a physical examination, which includes a drug screen.

In consideration of this compensation package, you agree to devote your full time and effort to the Company, to perform in a capacity of an Executive Vice President Merchandise Business Group and to perform to a standard suitable for such position and compensation and to abide by all standards to which Company employees are subject including those set forth in the Company Code of Ethics, a copy of which is attached.

If the offer of employment set forth in this letter is acceptable to you, please execute both originals and return one to me for our records.

Ron, I hope this is the beginning of a long and challenging career with Burlington Northern. We all look forward to working with you.

Sincerely,

/s/JIM DAGNON
James B. Dagnon

Attachments



Accepted this 1st day of May, 1994.


/s/ RONALD A. RITTENMEYER